Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Carol Raeburn, Senior Director, Investor Relations, phone: 510/572-4450,
e-mail: carol.raeburn@lamresearch.com
Lam Research Corporation Announces $250 Million Share Repurchase Program
FREMONT, Calif., September 8, 2008— Lam Research Corporation (NASDAQ: LRCX) today announced that its Board of Directors has authorized the repurchase of up to $250 million of the Company’s common stock from the public market or in private purchases. The program is effective immediately.
The repurchase program may be suspended or discontinued at any time, and will be funded using the Company’s available cash. As of June 29, 2008, Lam Research had approximately $1.2 billion in total gross cash and cash equivalents, short-term investments and restricted cash and investments and approximately 125 million shares outstanding.
“The decision to repurchase our Company’s shares reflects both management’s and the board’s confidence in our long-term growth prospects,” stated Steve Newberry, president and chief executive officer of Lam Research. “We believe that a stock buyback is an effective use of our available capital at this time, and provides the potential for increased returns to our shareholders over the long term,” Newberry concluded.
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to management’s plans for repurchasing Company stock under the approvals granted by the Board, management’s and the board’s confidence in our long term growth prospects and the Company’s view of the effective use of our capital and it potential for increased returns to our shareholders. These plans are dependent on the Company’s future financial condition, and management’s determinations of the continued value of a repurchase program, changing business conditions in the semiconductor industry and the overall economy and our plans for reacting to those changes, changing customer demands, success of our competitors’ strategies including their development of new technologies, and the technical challenges presented by our current product offerings as well as our new products.
Such statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 29, 2008 which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam Research is a NASDAQ-100® company. For more information, visit http://www.lamresearch.com/.
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